The United States of America

CERTIFICATE OF REGISTRATION

PRINCIPAL REGISTER

The Mark shown in this certificate has been registered in the United States Patent and Trademark Office to the named registrant.

The records of the United States Patent and Trademark Office show that an application for registration of the Mark shown in this Certificate was filed in the Office; that the application was examined and determined to be in compliance with the requirements of the law and with the regulations prescribed by the Director of the United States Patent and Trademark Office; and that the Applicant is entitled to registration of the Mark under the Trademark Act of 1946, as Amended.

A copy of the Mark and pertinent data from the application are part of this certificate.

To avoid CANCELLATION of the registration, the owner of the registration must submit a declaration of continued use or excusable non-use between the fifth and sixth years after the registration date. *(See next page for more information.) Assuming such a declaration is properly filed, the registration will remain in force for ten (10) years, unless terminated by an order of the Commissioner for Trademarks or a federal court. (See next page for information on maintenance requirements for successive ten-year periods.)*

Jon W. Dudas

Director of the United States Patent and Trademark Office

The United States of America

The Director of the United States Patent and Trademark Office

Has received an application for a new, original, and ornamental design for an article of manufacture. The title and description of the design are enclosed. The requirements of law have been complied with, and it has been determined that a patent on the design shall be granted under the law.

Therefore, this

United States Patent

Grants to the person(s) having title to this patent the right to exclude others from making, using, offering for sale, or selling the design throughout the United States of America, or importing the design into the United States of America for the term of fourteen years from the date of grant of this patent.

Jon W. Dudas

Director of the United States Patent and Trademark Office

56242.0002
RECEIVED
DEC 14 2006
LJJ/PAL
Docketed
BAKER & HOSTETLER LLP

US00D533462S

(12) **United States Design Patent**
Bachmann

(10) **Patent No.: US D533,462 S**
(45) **Date of Patent: ** Dec. 12, 2006**

(54) **FLEXIBLE FLUID CONTAINER**

(75) Inventor: **Jarrold Bachmann**, Evergreen, CO (US)

(73) Assignee: **Pocket Shot, LLC**, Evergreen, CO (US)

(**) Term: **14 Years**

(21) Appl. No.: **29/216,978**

(22) Filed: **Nov. 12, 2004**

(51) **LOC (8) Cl.** 09-01
(52) **U.S. Cl.** **D9/695**
(58) **Field of Classification Search** D9/695, D9/702, 707, 710; D24/118; 383/104, 107, 383/202, 416, 906
See application file for complete search history.

(56) **References Cited**

U.S. PATENT DOCUMENTS

2,635,788 A * 4/1953 Snyder et al. 222/107
3,412,918 A * 11/1968 Sherman 383/200
3,913,789 A * 10/1975 Miller 222/107
D319,976 S * 9/1991 Wortley et al. D9/417
D392,559 S * 3/1998 Smith et al. D9/710
6,164,825 A * 12/2000 Larkin et al. 383/104
D455,645 S * 4/2002 Bell et al. D9/710

* cited by examiner

Primary Examiner—Stella Reid
Assistant Examiner—Rashida C. McCoy
(74) *Attorney, Agent, or Firm*—Baker & Hostetler LLP

(57) **CLAIM**

The ornamental design for a flexible fluid container, as shown and described.

DESCRIPTION

FIG. **1** is perspective view of the flexible fluid container showing my new design with the container in filled condition.
FIG. **2** is a front view thereof;
FIG. **3** is a side view thereof;
FIG. **4** is a bottom view thereof;
FIG. **5** is a top view thereof;
FIG. **6** is front view thereof with the container in empty condition; and,
FIG. **7** is a side view thereof.

1 Claim, 3 Drawing Sheets



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